CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Advisor Managed Portfolios on Form N‐1A of our report dated May 30, 2023, relating to the financial statements and financial highlights of Bramshill Income Performance Fund, formerly a series of Trust for Advised Portfolios, for the year ended March 31, 2023 and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Portfolio Holdings Disclosure Policy” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
December 14, 2023